Exhibit 99.1

November 9, 2005

Michael J. Ruane	Kris Block
484-582-5405	484-582-5505

SunGard Announces Third Quarter 2005 Results

Wayne, PA — SunGard (http://www.sungard.com), a global leader in integrated software and processing solutions and the pioneer and leading provider of information availability services, reported today that revenue for the three months ended September 30, 2005 was $977 million, a 9% increase from the third quarter of 2004. These results do not include a $12 million reduction in revenue caused by purchase accounting adjustments to reflect deferred revenue at August 10, 2005 at its estimated fair value (the “deferred revenue adjustment”). This deferred revenue adjustment also results in corresponding reductions in income from operations and income before income taxes. Reported revenue was $965 million, a 7% increase from the third quarter of 2004.

Internal revenue (revenue from businesses owned for at least one year, excluding the deferred revenue adjustment and revenue from Brut LLC, which was sold in September 2004) grew 4% from the same period in 2004, with exchange rates having no effect.

Adjusted income from operations (defined in Note 1 to the Notes to the Consolidated Condensed Financial Information) in the third quarter of 2005 was $220 million compared to $218 million in the third quarter of 2004. Reported income from operations in the third quarter of 2005 was $9 million and includes merger costs of $121 million, amortization of acquired intangible assets of $67 million, the deferred revenue adjustment of $12 million, and stock-based compensation and other expenses of $11 million. In the third quarter of 2004, reported income from operations was $183 million and included amortization of acquired intangible assets of $31 million and merger costs of $4 million.

Adjusted EBITDA (defined in Note 2 to the Notes to the Consolidated Condensed Financial Information) was $278 million. In the third quarter of 2004, adjusted EBITDA was $286 million. Year to date, adjusted EBITDA was $838 million compared to $812 million for the first nine months of 2004.

Cristóbal Conde, president and chief executive officer, commented, “Our performance year to date is consistent with our overall expectations for the year despite some softness in our license-based businesses in the third quarter. During the quarter we completed the leveraged buy-out of the Company by a consortium of private equity firms. The acquisition has been received positively by our customers and employees. As a privately-held company, the interests of our various stakeholders are now more closely aligned, and we are pleased to be able to take a longer-term, more strategic view of our business.”

Reported revenue for the first nine months of 2005 increased 11% over the same period in 2004 to $2.9 billion. Adjusted income from operations for the nine months ended September 30, 2005 was $651 million compared to $601 million last year. Reported income from operations for the nine months ended September 30, 2005 was $342 million and includes merger costs of $139 million, amortization of acquired intangible assets of $135 million, a one-time charge of $12 million related to the relocation of an availability services facility, the deferred revenue adjustment of $12 million and stock-based compensation and other expenses of $11 million. In the first nine months of 2004, reported income from operations was $508 million and included amortization of acquired intangible assets of $89 million and merger costs of $3 million.

On August 11, 2005, SunGard announced the completion of the acquisition of SunGard Data Systems Inc. by a consortium of private equity investment funds associated with Bain Capital Partners, The Blackstone Group, Goldman Sachs & Co., Kohlberg Kravis Roberts & Co., Providence Equity Partners, Silver Lake Partners and Texas Pacific Group. Under the terms of the merger agreement, the Company’s stockholders received $36 per share in cash, without interest.

Software & Processing, comprising the Financial Systems and Higher Education & Public Sector Systems businesses, provides software and processing solutions for financial services, higher education and the public sector. For the quarter, reported revenue grew 5% and, before the $6 million deferred revenue adjustment, revenue increased 6%. Internal revenue increased 3% for the quarter. License fees were $41 million for the quarter, a decrease of $16 million from the third quarter of 2004.

Financial Systems reported revenue of $449 million for the quarter, a 3% decrease. The deferred revenue adjustment related to Financial Systems was $3 million. The results for the third quarter of 2004 include the results of Brut LLC, which was sold in September of 2004. Internal revenue grew approximately 3%. License fees were $29 million for the quarter, a decrease of $9 million from the third quarter of 2004.

Some notable deals signed this quarter include:

•	Several financial services institutions, including a leading life insurance company, a full-service broker/dealer and financial advisor and the U.S. subsidiary of a leading European bank, selected SunGard’s Protegent and Synapse solutions to address regulatory and compliance requirements.

•	Several institutions in the alternative investment space, including a private equity fund and a Hong Kong-based fund of funds, selected SunGard’s Investran partnership accounting solution.

•	Several new-name customers, including the world’s leading commodity hedge fund and a bulge-bracket investment bank, selected SunGard’s Kiodex for commodity risk management and trading.

Higher Education & Public Sector Systems reported revenue increased 28% to $193 million for the quarter, due primarily to the acquisition of Vivista Holdings Limited in the first quarter of 2005. The deferred revenue adjustment related to Higher Education & Public Sector Systems was $3 million in the quarter. Internal revenue increased approximately 5% for the quarter. License fees were $12 million for the quarter, a decrease of $7 million from the third quarter of 2004.

Some notable deals signed this quarter include:

•	A California community college district, supporting three institutions and serving more than 60,000 students, selected SunGard to help it build a Unified Digital Campus with SCT Banner, SCT Luminis and SCT fsaATLAS.

•	A large, statewide university system in northeastern United States committed seven additional institutions to implement SunGard solutions to build their Unified Digital Campus.

•	U.K. ambulance services trusts selected SunGard’s Vivista for a nationwide cell-based radio communications system in a multi-year, multimillion dollar contract, the largest single contract in SunGard’s corporate history.

Availability Services helps information-dependent enterprises of all types to ensure the continuity of their business. Reported revenue in this segment increased 12% to $323 million for the quarter, due primarily to the acquisition of Inflow, Inc. in the first quarter of 2005, offset in part by the $6 million deferred revenue adjustment. Internal revenue increased 6% for the quarter.

Some notable deals signed this quarter include:

•	A U.S. division of one of India’s leading global IT services companies selected SunGard for managed services offerings.

•	A large international pharmaceutical company that creates, manufactures and markets prescription medicines selected SunGard for managed services.

•	A non-profit organization that operates hospitals, nursing homes and home care services selected SunGard for disaster recovery services.

At September 30, 2005, total debt was $7.73 billion and cash balances were $303 million. Through the first nine months of 2005 the Company has completed eight acquisitions for approximately $434 million (net of cash acquired), including $363 million for the acquisitions of Vivista and Inflow. Capital expenditures were $209 million company wide for the first nine months of 2005. In the three month period ended September 30, 2005, the Company completed two acquisitions for $16 million (net of cash acquired).

Conference Call & Webcast

SunGard will hold its quarterly earnings conference call at 8:30 AM Eastern on November 10, 2005. The dial-in number is (719) 457-2642, passcode 4000821. You may also listen to the call at www.vcall.com, by clicking on “Today’s Vcalls” and then on the “listen” icon for SunGard. A replay will be available shortly after the end of the Web cast, through midnight on Thursday, November 17, 2005, at www.vcall.com. The replay by phone will be available shortly after the end of the call, through midnight on November 14, 2005. To listen to the replay by phone, please dial 719-457-0820, passcode 4000821.

About SunGard

With annual revenue of $4 billion, SunGard is a global leader in software and processing solutions for financial services, higher education and the public sector. SunGard also helps information-dependent enterprises of all types to ensure the continuity of their business. SunGard serves more than 25,000 customers in more than 50 countries, including the world’s 50 largest financial services companies. Visit SunGard at www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Banner, fsaATLAS, Investran, Kiodex, Luminis, Protegent, SCT and Synapse are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions; the overall condition of the financial services industry, including the effect of any further consolidation among financial services firms; the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions; the effect of war, terrorism, natural disasters or catastrophic events; the effect of disruptions to our ASP Systems; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with clearing broker operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our filings with the Securities and Exchange Commission, including our Form 10-Q dated November 9, 2005, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Data Systems Inc.

Consolidated Statements of Operations

(in thousands)

	Predecessor		Successor
	Three Months Ended Sept. 30, 2004	Period from July 1 to August 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Three Months Sept. 30, 2005
Revenue:
Services	$799,878	$388,503	$490,719	$879,222
License and resale fees	75,540	17,562	42,246	59,808

Total products and services	875,418	406,065	532,965	939,030
Reimbursed expenses	23,920	11,363	14,828	26,191

	899,338	417,428	547,793	965,221

Costs and expenses:
Cost of sales and direct operating	410,484	205,471	246,530	452,001
Sales, marketing and administration	158,481	75,650	116,837	192,487
Product development	57,728	29,108	36,390	65,498
Depreciation and amortization	54,679	26,006	32,516	58,522
Amortization of acquisition-related intangible assets	31,065	15,486	51,187	66,673
Merger costs	3,500	102,708	18,443	121,151

	715,937	454,429	501,903	956,332

Income (loss) from operations	183,401	(37,001)	45,890	8,889
Interest income	1,859	2,809	2,157	4,966
Interest expense	(7,780)	(3,032)	(88,268)	(91,300)
Other income (expense)	79,362	—	(2,734)	(2,734)

Income (loss) before income taxes	256,842	(37,224)	(42,955)	(80,179)
Provision (benefit) for income taxes	103,305	5,441	(19,884)	(14,443)

Net income (loss)	$153,537	$(42,665)	$(23,071)	$(65,736)

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in thousands)

	Predecessor		Successor
	Nine Months Ended Sept. 30, 2004	Period from January 1 to August 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Nine Months Sept. 30, 2005
Revenue:
Services	$2,364,263	$2,125,549	$490,719	$2,616,268
License and resale fees	200,974	179,589	42,246	221,835

Total products and services	2,565,237	2,305,138	532,965	2,838,103
Reimbursed expenses	73,469	66,203	14,828	81,031

	2,638,706	2,371,341	547,793	2,919,134

Costs and expenses:
Cost of sales and direct operating	1,216,793	1,119,555	246,530	1,366,085
Sales, marketing and administration	480,987	456,003	116,837	572,840
Product development	177,541	153,657	36,390	190,047
Depreciation and amortization	162,689	141,410	32,516	173,926
Amortization of acquisition-related intangible assets	89,491	84,092	51,187	135,279
Merger costs	3,076	121,013	18,443	139,456

	2,130,577	2,075,730	501,903	2,577,633

Income from operations	508,129	295,611	45,890	341,501
Interest income	5,233	9,076	2,157	11,233
Interest expense	(22,173)	(16,617)	(88,268)	(104,885)
Other income (expense)	79,362	(174)	(2,734)	(2,908)

Income (loss) before income taxes	570,551	287,896	(42,955)	244,941
Provision (benefit) for income taxes	228,789	142,144	(19,884)	122,260

Net income (loss)	$341,762	$145,752	$(23,071)	$122,681

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in thousands)

	Predecessor	Successor
	December 31, 2004	September 30, 2005
Assets:
Current:
Cash and equivalents	$674,946	$303,458
Accounts receivable, net	735,745	477,216
Clearing broker assets	232,450	422,793
Prepaid expenses and other current assets	151,345	182,923
Retained interest in accounts receivable sold	—	150,536

Total current assets	1,794,486	1,536,926
Property and equipment, net	620,293	716,980
Software products, net	352,722	1,241,391
Customer base, net	556,965	2,704,123
Other assets, net	45,958	1,003,361
Goodwill	1,824,217	7,260,336

Total Assets	$5,194,641	$14,463,117

Liabilities and Stockholders’ Equity:
Current:
Short-term and current portion of long-term debt	$45,332	$49,614
Accounts payable and accrued expenses	492,353	541,295
Clearing broker liabilities	208,730	411,866
Deferred revenue	629,710	653,863

Total current liabilities	1,376,125	1,656,638
Long-term debt	509,046	7,680,555
Deferred income taxes	57,834	1,548,052

Total liabilities	1,943,005	10,885,245
Stockholders’ equity	3,251,636	3,577,872

Total Liabilities and Stockholders’ Equity	$5,194,641	$14,463,117

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 1. Reconciliation of Income (Loss) from Operations to Adjusted Income from Operations

Adjusted income from operations represents income or loss from operations adjusted for amortization of acquisition-related intangible assets, merger costs, the gain on sale of Brut LLC in September 2004, a one-time charge related to the relocation of an availability services facility, adjustments for deferred revenue, stock-based compensation expense and external management fee expense. Adjusted income from operations is not a recognized term under generally accepted accounting principles (GAAP). Adjusted income from operations does not represent income (loss) from operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from operations as an indicator of our operating performance. We have included information concerning adjusted income from operations because we use such information when evaluating income (loss) from operations to better evaluate the underlying performance of the Company. Adjusted income from operations as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted income from operations and income (loss) from operations, the GAAP measure we believe to be most directly comparable to adjusted income from operations.

	Predecessor		Successor
(in thousands)	Three Months Ended Sept. 30, 2004	Period from July 1 to August 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Three Months Sept. 30, 2005
Income (loss) from operations	$183,401	$(37,001)	$45,890	$8,889
Amortization of acquisition-related intangible assets	31,065	15,486	51,187	66,673
Merger costs	3,500	102,708	18,443	121,151
Deferred revenue adjustment	—	—	12,114	12,114
Stock based compensation and other costs	—	—	10,824	10,824

Adjusted income from operations	$217,966	$81,193	$138,458	$219,651

	Predecessor		Successor
(in thousands)	Nine Months Ended Sept. 30, 2004	Period from January 1 to August 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Nine Months Sept. 30, 2005
Income (loss) from operations	$508,129	$295,611	$45,890	$341,501
Amortization of acquisition-related intangible assets	89,491	84,092	51,187	135,279
Merger costs	3,076	121,013	18,443	139,456
One-time charge related to the relocation of an availability services facility	—	11,497	—	11,497
Deferred revenue adjustment	—	—	12,114	12,114
Stock based compensation and other costs	—	—	10,824	10,824

Adjusted income from operations	$600,696	$512,213	$138,458	$650,671

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information

Note 2. Reconciliation of Net Income (Loss) to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents net income (loss) before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior and senior subordinated notes as well as under our senior secured credit facilities, which were entered into in August 2005. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income (loss), as that term is defined under GAAP, and should not be considered as an alternative to net income (loss) as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss), the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA.

	Predecessor		Successor
(in thousands)	Three Months Ended Sept. 30, 2004	Period from July 1 to August 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Three Months Sept. 30, 2005
Net income (loss)	$153,537	$(42,665)	$(23,071)	$(65,736)
Interest expense, net	5,921	223	86,111	86,334
Taxes	103,305	5,441	(19,884)	(14,443)
Depreciation and amortization	85,744	41,492	83,703	125,195

EBITDA	348,507	4,491	126,859	131,350

Purchase accounting adjustments	—	—	12,114	12,114
Non-cash charges	559	70	7,985	8,055
Unusual or non-recurring charges	(75,862)	102,708	18,838	121,546
Acquired EBITDA, net of disposed EBITDA	11,630	503	—	503
Other	829	247	134	381

Adjusted EBITDA - Senior Credit Facilities	285,663	108,019	165,930	273,949
Loss on sale of receivables	—	—	3,969	3,969

Adjusted EBITDA - Senior Notes and Senior Subordinated Notes	$285,663	$108,019	$169,899	$277,918

	Predecessor		Successor
(in thousands)	Nine Months Ended Sept. 30, 2004	Period from January 1 to August 10, 2005	Period from Aug. 11 to Sept. 30, 2005	Combined Nine Months Sept. 30, 2005
Net income (loss)	$341,762	$145,752	$(23,071)	$122,681
Interest expense, net	16,940	7,541	86,111	93,652
Taxes	228,789	142,144	(19,884)	122,260
Depreciation and amortization	252,180	225,502	83,703	309,205

EBITDA	839,671	520,939	126,859	647,798

Purchase accounting adjustments	—	—	12,114	12,114
Non-cash charges	1,015	61,128	7,985	69,113
Unusual or non-recurring charges	(76,286)	60,761	18,838	79,599
Restructuring charges or reserves	—	11,497	—	11,497
Acquired EBITDA, net of disposed EBITDA	45,089	11,836	—	11,836
Other	2,034	2,271	134	2,405

Adjusted EBITDA - Senior Credit Facilities	811,523	668,432	165,930	834,362
Loss on sale of receivables	—	—	3,969	3,969

Adjusted EBITDA - Senior Notes and Senior Subordinated Notes	$811,523	$668,432	$169,899	$838,331